Exhibit 99.2

CONTACT: Investors: Eileen Morcos, 323-966-5748, or Media, Chris Kuechenmeister, 323-966-5709, both of Ribapharm Inc.

                    Ribapharm Announces Election of Directors

                       Company Appoints President and CEO


COSTA MESA, CA, January 23, 2003 -- Ribapharm Inc. (NYSE: RNA - News) announced today that its board has elected the following individuals to serve as directors effective immediately: Daniel J. Paracka, Santo J. Costa, Gregory F. Boron and James J. Pieczynski, CPA. Mr. Paracka was also elected to serve as Chairman. The new directors join Roberts A. Smith, Ph.D., who continues in his role as a Ribapharm director.

The Ribapharm board also announced the appointment of Kim D. Lamon, M.D., Ph.D., to the position of President and Chief Executive Officer. Dr. Lamon has more than 20 years of experience in the pharmaceutical, biotechnology and diagnostics industries, where his teams have been responsible for the development and approval of numerous drugs, including several whose current individual sales exceed $1 billion. Dr. Lamon most recently served as President of SciPharma Consulting, LLC, a company that provides consulting services to healthcare companies. Dr. Lamon announced that he will be resigning from the board of ICN Pharmaceuticals, where he currently serves as a director.

Ribapharm noted that its newly reconstituted board has considerable depth in the pharmaceutical, healthcare and biotechnology industries, and significant experience with legal, financial and scientific issues. The new directors have no prior affiliation with Ribapharm or ICN.

Dr. Lamon commented: "I am honored to be joining Ribapharm, whose outstanding team of scientists have been responsible for the development of ribavirin, the preeminent medicine for hepatitis C. Our strategy going forward will be to leverage and grow our discovery and development expertise to gain approval of unique medicines of value and other exciting new compounds."

Mr. Paracka has more than 20 years of pharmaceutical experience and an extensive financial controls and management background. He has served on the boards of several pharmaceutical companies, including chairman of the board for Lidak Pharmaceuticals, and chairman of the finance and executive committees for Celotex Corp. Mr. Paracka's management experience includes senior positions in Rhone-Poulenc Rorer, where he served as Senior Vice President and Chief Financial Officer; Rorer Group, where he served as Senior Vice President of Finance; and Revlon Healthcare Group (comprised of nine healthcare companies), where he served as Vice President and Controller.

Mr. Costa has more than 30 years of business experience, including 23 years in the pharmaceutical industry. He recently served as Vice Chairman of Quintiles Transnational Corp, after having spent several years as President and Chief Operating Officer. He was previously Senior Vice President, Administration and General Counsel of Glaxo Inc. where he also served on the company's board of directors. Mr. Costa sits on the boards of several pharmaceutical and healthcare companies and has lectured on food and drug law issues and a wide variety of legal and policy issues affecting the pharmaceutical industry.

Mr. Boron has more than 15 years of experience in the healthcare and pharmaceutical industries,


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having recently been a partner at Boron and LePore Group Companies, a New
Jersey-based healthcare communications, marketing and pharmaceutical services company. There, he also held several senior management positions, including Chief Operating Officer, Chief Financial Officer and Executive Vice President of Marketing and Sales. Prior to his extensive business experience, Mr. Boron had a distinguished military career, having served as a major in the U.S. Army and on the faculty of the U.S. Military Academy at West Point and the Royal Military College at Sandhurst, England.

Mr. Pieczynski is a certified public accountant and has nearly 20 years of financial control and management experience, having served in senior capacities in the healthcare and real estate industries, including President, Chief Financial Officer and Chief Strategic Officer of LTC Properties, Inc. He has also served on the board of directors at LTC Properties. Mr. Pieczynski is currently the Director of Long-Term Care Investments for CapitalSource Finance.

Dr. Smith has more than 40 years of experience in the pharmaceutical and biotech industries and is a preeminent scientist in the field of virology. He is one of the original scientists who developed the ribavirin molecule and one of the pioneers in the field of nucleoside analog exploration. Dr. Smith was previously President of Viratek, Inc, and Vice-President, Research and Development of SPI Pharmaceuticals, Inc., both past subsidiaries of ICN. Dr. Smith also had an illustrious academic career and was Professor of Chemistry and Biochemistry at the University of California at Los Angeles for more than 11 years. Dr. Smith has continued as a senior scientific advisor and board member since the inception of Ribapharm.

Dr. Lamon is currently a director of Pan Pacific Pharmaceuticals, Inc., and is on the scientific advisory board of VivoMetrics, Inc. He also serves as Adjunct Assistant Professor of Pharmacology at his alma mater, Thomas Jefferson University School of Medicine. Prior to founding SciPharma in 1999, Dr. Lamon was Corporate Senior Vice President and Group President of Covance Clinical and Periapproval Services, where he had operating responsibility for the worldwide clinical division of Covance, Inc. He has held senior research and clinical positions at Corning Clinical Laboratories, Corning Life Sciences, Inc., and Rhone Poulenc Rorer (now Aventis, Inc).

About Ribapharm

Ribapharm is a biopharmaceutical company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas.

THE "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risk and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.